Exhibit 99.1

DATE: Wednesday, January 6, 2021

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Williams Appoints Stacey Doré to Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has appointed Stacey Doré as an independent director on the Board, effective January 6, 2021.

Ms. Doré brings 23 years of experience in energy and law. She currently serves as chief executive officer of Sharyland Utilities, L.L.C., an electric utility that owns and develops transmission infrastructure assets in Texas. Ms. Doré previously served as senior vice president and general counsel of a publicly traded real estate investment trust that owned electric transmission assets. Between 2008 and 2016, she served in roles of increasing responsibility for a privately held company with a portfolio of competitive and regulated energy companies, including the largest electric delivery utility in Texas.

At Williams, Doré will serve as a member of the Board’s Governance and Sustainability Committee and the Audit Committee.

“We are excited to add Stacey’s broad experience to the Board as we further position Williams as a leader in the clean energy economy,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors. “We believe Stacey’s business acumen and analytical skills will benefit future decisions of the Williams Board as we execute our mission of delivering long-term value and growth for the company and its shareholders.”

With the appointment of Ms. Doré, the Williams Board of Directors consists of 13 members, 12 of whom are independent.

About Stacey Doré

Ms. Doré currently serves as president and chief executive officer of Sharyland Utilities, L.L.C., a regulated Texas-based electric transmission utility. She also serves as president of Hunt Utility Services, a business services company that manages Sharyland Utilities, and senior vice president of Utility & Power Operations for Hunt Energy, a diversified global company that invests in oil and gas exploration and production, refining, and electric power projects. Prior to this she served as senior vice president and general counsel of InfraREIT, Inc. until its sale in 2019. Ms. Doré previously held leadership positions of increasing responsibility with Energy Future Holdings, a privately held company with a portfolio of competitive and regulated energy companies, eventually serving as executive vice president, general counsel, and co-chief restructuring officer. Before her entry into the energy industry, Ms. Doré practiced law for more than a decade with Vinson & Elkins after earning her degree from Harvard Law School. She also holds a Bachelor of Arts degree in journalism from the University of Southwestern Louisiana.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

###